EXHIBIT 10.2

FORM OF

EMPLOYEE MATTERS AGREEMENT

by and between

IAC/INTERACTIVE/CORP

and

MATCH GROUP, INC.

Dated as of [     ], 2015

i

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (this “Agreement”), dated as of [   ], 2015, with effect as of the Effective Time, is entered into by and between IAC/InterActiveCorp, a Delaware corporation (“IAC”), and Match Group, Inc., a Delaware corporation (“Match,” and together with IAC, the “Parties”).

RECITALS:

WHEREAS, IAC and Match have entered into a Master Transaction Agreement pursuant to which the Parties have set out the terms on which, and the conditions subject to which, they wish to implement the Separation (as defined in the Master Transaction Agreement) (such agreement, as amended, restated or modified from time to time, the “Master Transaction Agreement”).

WHEREAS, in connection therewith, IAC and Match have agreed to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Unless otherwise defined in this Agreement, capitalized words and expressions and variations thereof used in this Agreement have the meanings set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Master Transaction Agreement.

1.1                               “Affiliate” has the meaning given that term in the Master Transaction Agreement.

1.2                               “Agreement” means this Employee Matters Agreement, including all the Schedules hereto.

1.3                               “Ancillary Agreements” has the meaning given that term in the Master Transaction Agreement.

1.4                               “Approved Leave of Absence” means an absence from active service pursuant to an approved leave policy with a guaranteed right of reinstatement.

1.5                               “Auditing Party” has the meaning set forth in Section 6.4(a).

1.6                               “Benefit Plan” means, with respect to an entity or any of its Subsidiaries, (a) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other employee benefits arrangements, policies or payroll practices (including, without limitation, severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance or life insurance) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangements sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute). For the avoidance of doubt, “Benefit Plans” includes Health and Welfare Plans and Executive Benefit Plans. When immediately preceded by “IAC,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by IAC or a IAC Entity or any Benefit Plan with respect to which IAC or a IAC Entity is a party. When immediately preceded by “Match,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by Match or any Match Entity or any Benefit Plan with respect to which Match or a Match Entity is a party.

1.7                               “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code § 4980B and ERISA §§ 601 through 608.

1.8                               “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary or final regulation in force under that provision.

1.9                               “Effective Time” has the meaning given that term in the Master Transaction Agreement.

1.10                        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

1.11                        “Former IAC Employee” means (a) any individual who as of the Effective Time is a former employee of the IAC Group or the Match Group, and whose last employment with the IAC Group or Match Group was with an IAC Entity, or (b) any individual who is an IAC Employee as of the Effective Time or thereafter who ceases to be an employee of the IAC Group following the Effective Time.

1.12                        “Former Match Employee” means (a) any individual who as of the Effective Time is a former employee of the IAC Group or the Match Group, and whose last employment with the IAC Group or Match Group was with a Match Entity, or (b) any individual who is a Match Employee as of the Effective Time or thereafter who ceases to be an employee of the Match Group following the Effective Time.

1.13                        “Health and Welfare Plans” means any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical (including PPO, EPO and HDHP coverages), dental, prescription, vision, short-term disability, long-term disability, life and AD&D, employee assistance, group legal services, wellness, cafeteria (including premium payment, health flexible spending account and dependent care flexible spending account components), travel reimbursement, transportation, or other benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds, or prepaid legal services, including any such plan, fund or program as defined in Section 3(1) of ERISA.

1.14                        “HIPAA” means the health insurance portability and accountability requirements for “group health plans” under the Health Insurance Portability and Accountability Act of 1996, as amended.

1.15                        “IAC 401(k) Plan” means the InterActiveCorp Retirement Savings Plan as in effect as of the time relevant to the applicable provision of this Agreement.

1.16                        “IAC Common Stock” means shares of common stock, $0.001 par value per share, of IAC.

1.17                        “IAC Employee” means (a) any individual who, immediately prior to the Effective Time, is either actively employed by, or then on Approved Leave of Absence from, any IAC Entity, and (b) any individual who becomes an employee of any IAC Entity after the Effective Time.

1.18                        “IAC Entities” means the members of the IAC Group, as defined in the Master Transaction Agreement.

1.19                        “IAC Executive Benefit Plans” means the executive benefit and nonqualified plans, programs, agreements, and arrangements established, sponsored, maintained, or agreed upon, by any IAC Entity for the benefit of employees and former employees of any IAC Entity.

1.20                        “IAC Flexible Benefit Plan” means the flexible benefit plan maintained by IAC as in effect as of the time relevant to the applicable provision of this Agreement.

1.21                        “IAC Incentive Plans” means any of the annual or short term incentive plans of IAC, all as in effect as of the time relevant to the applicable provisions of this Agreement.

1.22                        “IAC Long-Term Incentive Plans” means any of the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan, or the IAC/InterActiveCorp 2008 Stock and Annual Incentive Plan, each as in effect as of the time relevant to the applicable provisions of this Agreement.

1.23                        “IAC” has the meaning set forth in the preamble to this Agreement.

1.24                        “Liability” has the meaning given that term in the Master Transaction Agreement.

1.25                        “Match 401(k) Plan Trust” means a trust relating to the Match 401(k) Plan intended to qualify under Section 401(a) and be exempt under Section 501(a) of the Code.

1.26                        “Match 401(k) Plan” means a 401(k) plan established by Match.

1.27                        “Match Capital Stock” has the meaning set forth in the Mater Transaction Agreement.

1.28                        “Match Common Stock” means shares of common stock, $0.001 par value per share, of Match.

1.29                        “Match Employee” means (a) any individual who, immediately prior to the Effective Time, is either actively employed by, or then on Approved Leave of Absence from, a Match Entity, and (b) any individual who becomes an employee of any Match Entity after the Effective Time.

1.30                        “Match Entities” means the members of the Match Group as defined in the Master Transaction Agreement.

1.31                        “Match Executive Benefit Plans” means the executive benefit and nonqualified plans, programs, and arrangements established, sponsored, maintained, or agreed upon, by any Match Entity for the benefit of employees and former employees of any Match Entity.

1.32                        “Match Long-Term Incentive Plan” means the Match Group, Inc. 2015 Stock and Annual Incentive Plan.

1.33                        “Match” has the meaning set forth in the preamble to this Agreement.

1.34                        “Medical Plan” when immediately preceded by “IAC,” means the Benefit Plan under which medical benefits are provided to IAC Employees established and maintained by IAC. When immediately preceded by Match, Medical Plan means the Benefit Plan under which medical benefits are provided to Match Employees to be established by Match pursuant to Article IV.

1.35                        “Non-parties” has the meaning set forth in Section 6.4(b).

1.36                        “Option” when immediately preceded by “IAC” means an option (either nonqualified or incentive) to purchase shares of IAC Common Stock pursuant to the IAC Long-Term Incentive Plan. When immediately preceded by “Match,” Option means an option (either nonqualified or incentive) to purchase shares of Match Common Stock following the Effective Time pursuant to the Match Long-Term Incentive Plan.

1.37                        “Participating Company” means (a) IAC and (b) any other Person (other than an individual) that participates in a plan sponsored by any IAC Entity.

1.38                        “Parties” has the meaning set forth in the preamble to this Agreement.

1.39                        “Person” has the meaning given that term in the Master Transaction Agreement.

1.40                        “RSU” (a) when immediately preceded by “IAC,” means units issued under a IAC Benefit Plan representing a general unsecured promise by IAC to pay the value of shares of IAC Common Stock in cash or shares of IAC Common Stock and, (b) when immediately preceded by “Match,” means units issued under a Match Benefit Plan representing a general unsecured promise by Match to pay the value of shares of Match Common Stock in cash or shares of Match Common Stock.

1.41                        “Master Transaction Agreement” has the meaning set forth in the recitals to this Agreement.

1.42                        “Separation” has the meaning given that term in the Master Transaction Agreement.

1.43                        “Subsidiary” has the meaning given that term in the Master Transaction Agreement.

1.44                        “U.S.” means the 50 United States of America and the District of Columbia.

ARTICLE II
GENERAL PRINCIPLES

2.1                               Employment of Match Employees. All Match Employees shall continue to be employees of Match or another Match Entity, as the case may be, immediately after the Effective Time.

2.2                               Assumption and Retention of Liabilities; Related Assets.

(a)                                 As of the Effective Time, except as expressly provided in this Agreement, the IAC Entities shall assume or retain and IAC hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all IAC Benefit Plans with respect to all IAC Employees, Former IAC Employees and their dependents and beneficiaries, (ii) all Liabilities with respect to the employment or termination of employment of all IAC Employees and Former IAC Employees, in each case to the extent arising in connection with or as a result of employment with or the performance of services to any IAC Entity, and (iii) any other Liabilities expressly assigned to IAC under this Agreement. All assets held in trust to fund the IAC Benefit Plans and all insurance policies funding the IAC Benefit Plans shall be IAC Assets (as defined in the Master Transaction Agreement), except to the extent specifically provided otherwise in this Agreement.

(b)                                 From and after the Effective Time, except as expressly provided in this Agreement, Match and the Match Entities shall assume or retain, as applicable, and Match hereby agrees to pay, perform, fulfill and discharge, in due course in full, (i) all Liabilities under all Match Benefit Plans, (ii) all Liabilities with respect to the employment or termination of employment of all Match Employees and Former Match Employees, in each case to the extent arising in connection with or as a result of employment with or the performance of services to any Match Entity, and (iii) any other Liabilities expressly assigned to Match or any Match Entity under this Agreement.

2.3                               Match Participation in IAC Benefit Plans. Except as expressly provided in this Agreement, effective as of the Effective Time, Match and each other Match Entity shall cease to be a Participating Company in any IAC Benefit Plan, and IAC and Match shall take all necessary action to effectuate such cessation as a Participating Company.

2.4                               Commercially Reasonable Efforts. IAC and Match shall use commercially reasonable efforts to (a) enter into any necessary agreements to accomplish the assumptions and transfers contemplated by this Agreement; and (b) provide for the maintenance of the necessary participant records, the appointment of the trustees and the engagement of recordkeepers, investment managers, providers, insurers, and other third parties reasonably necessary to maintaining and administering the IAC Benefit Plans and the Match Benefit Plans.

2.5                               Regulatory Compliance. IAC and Match shall, in connection with the actions taken pursuant to this Agreement, reasonably cooperate in making any and all appropriate filings required under the Code, ERISA and any applicable securities laws, implementing all appropriate communications with participants, transferring appropriate records and taking all such other actions as the requesting party may reasonably determine to be necessary or appropriate to implement the provisions of this Agreement in a timely manner.

2.6                               Approval by IAC as Sole Stockholder. Prior to the Effective Time, IAC shall cause Match to adopt the Match Long-Term Incentive Plan.

ARTICLE III
DEFINED CONTRIBUTION PLANS; DEFINED BENEFIT PLANS

3.1                               401(k) Plan Matters.

(a)                                 From the Effective Time and continuing until such time as IAC ceases to own at least 80% of the combined voting power of the outstanding Match Capital Stock (such date, the “Plan Milestone Date”), Match adopts, and shall participate in as an Adopting Employer (as defined in the IAC 401(k) Plan), the IAC 401(k) Plan for the benefit of Match Employees and Former Match Employees, and IAC consents to such adoption and maintenance, in accordance with the terms of the IAC 401(k) Plan. Each of the Parties agrees and acknowledges that until the Plan Milestone Date, Match shall make timely direct contributions (including matching contributions) to the IAC 401(k) Plan on behalf of such Match participating employees in accordance with the terms of the IAC 401(k) Plan and in accordance with (and no less promptly than) the timing of contributions made by IAC prior to the Effective Time.  Each of the Parties agrees that, within six months following a spin-off of Match from IAC, the trustee of the IAC 401(k) Plan shall sell all shares of Match Common Stock held in the accounts of IAC Employees and Former IAC Employees.  On and after the spin-off date and until the completion of the sales contemplated by the immediately preceding sentence, shares of Match Common Stock shall be held in a Match Common Stock Fund under the IAC 401(k) Plan.  Following the spin-off date, IAC Employees and Former IAC Employees shall not be permitted to acquire shares of Match Common Stock under the IAC 401(k) Plan.

(b)                                 Effective as of the Plan Milestone Date, Match shall establish the Match 401(k) Plan and the Match 401(k) Plan Trust. As soon as practical following the establishment of the Match 401(k) Plan and the Match 401(k) Plan Trust, IAC shall cause the accounts of the Match Employees and Former Match Employees in the IAC 401(k) Plan to be transferred to the Match 401(k) Plan and the Match 401(k) Plan Trust in cash or such other assets as mutually agreed by IAC and Match, and Match shall cause the Match 401(k) Plan to assume and be solely responsible for all Liabilities under the Match 401(k) Plan to or relating to Match Employees and

Former Match Employees whose accounts are transferred from the IAC 401(k) Plan. IAC and Match agree to cooperate in making all appropriate filings and taking all reasonable actions required to implement the provisions of this Section 3.1; provided that Match acknowledges that it will be responsible for complying with any requirements and applying for any determination letters with respect to the Match 401(k) Plan.  Each of the Parties agrees that, within six months following the Milestone Date, the trustee of the Match 401(k) Plan shall sell all shares of IAC Common Stock held in the accounts of Match Employees and Former Match Employees.  On and after the Milestone Date and until the completion of the sales contemplated by the immediately preceding sentence, shares of IAC Common Stock shall be held in an IAC Common Stock Fund under the Match 401(k) Plan.  Following the Milestone Date, Match Employees and Former Match Employees shall not be permitted to acquire shares of IAC Common Stock under the Match 401(k) Plan.

(c)                                  IAC and Match shall assume sole responsibility for ensuring that their respective savings plans are maintained in compliance with applicable laws with respect to holding shares of their respective common stock and common stock of the other entity.

ARTICLE IV
HEALTH AND WELFARE PLANS

4.1                               H&W Continuation Period.

(a)                                 IAC will cause the IAC Health and Welfare Plans in effect at the Effective Time to provide coverage to Match Employees and Former Match Employees (and, in each case, their beneficiaries and dependents) from and after the Effective Time until the Plan Milestone Date (such period, the “H&W Continuation Period”) on the same basis as immediately prior to the Effective Time and in accordance with the terms of IAC’s Health and Welfare Plans. Following the Effective Time, Match shall pay to IAC fees in respect of IAC covering such Match Employees and Former Match Employees under the IAC Health and Welfare Plans, such fees to be based on the per-employee budgeted rates set forth on Schedule A to this Agreement  (as such schedule may be updated by IAC in its sole discretion each calendar year to reflect the updated rates applicable to IAC employees generally). The fees contemplated by this Section 4.1(a) shall be payable in advance each month (i.e., not later than the first day of any month during which coverage applies) during the H&W Continuation Period and shall be based on the prior month’s enrollment, with appropriate, subsequent adjustments in each succeeding month to reflect actual enrollment; provided, however, that the fees relating to the period from and including the first day of the month during which the Effective Time occurs through the end of the month during which the Effective Time occurs shall be payable no later than the fifth business day following the Effective Time. In the event that Match fails to pay in a timely manner the fees contemplated by this Section 4.1(a), IAC shall have no obligation to provide the coverage contemplated by this Section 4.1(a) to the Match Employees and Former Match Employees.

(b)                                 Following each calendar year during the H&W Continuation Period, but not later than one hundred fifty days thereafter, IAC shall calculate in good faith the total costs and expenses of the IAC Health and Welfare Plans for such calendar year (including without limitation claims paid and costs and expenses associated with the administration of the IAC

Health and Welfare Plans (as determined by IAC in its good faith discretion) and IAC’s good faith estimate of claims incurred in such calendar year but not reported (such estimate to be prepared based on historical claims reporting patterns and history)) (the “Annual H&W Expenses”), and IAC promptly shall provide to Match the Annual H&W Expenses following such calculation. To the extent Annual H&W Expenses (i) exceed the aggregate fees paid by IAC and Match in respect of coverage during the applicable calendar year of IAC Employees and Former IAC Employees and Match Employees and Former Match Employees (the “Annual H&W Fees”), Match shall be required to pay to IAC by wire transfer its ratable portion (calculated on the basis of the number of Match Employees relative to the total number of IAC Employees and Match Employees taken together) of the fees deficit, and (ii) is less than the Annual H&W Fees, IAC shall pay to Match its ratable portion (calculated on the basis of the number of Match Employees relative to the total number of IAC Employees and Match Employees taken together) of the excess fees collected, any such payments pursuant to clause (i) or clause (ii) to be made no later than July 15 following the applicable calendar year. Any calculations made by IAC pursuant to this Section 4.1(b) shall be final and binding upon Match and the calculations contemplated by this Section 4.1(b) shall be adjusted to take into account any calendar year in which participation by Match Employees and Former Match Employees in the IAC Health and Welfare Plans is for less than the full calendar year.

4.2                               Establishment of Health and Welfare Plans.

(a)                                 Effective as of the Plan Milestone Date, Match shall adopt Health and Welfare Plans for the benefit of Match Employees and Former Match Employees, and Match shall be responsible for all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of Match Employees and Former Match Employees or their covered dependents under the Match Health and Welfare Plans on or after the Plan Milestone Date.

(b)                                 Notwithstanding anything to the contrary in this Section 4.2, with respect to any Match Employee who becomes disabled under the terms of the IAC Health and Welfare Plans and becomes entitled to receive long-term or short-term disability benefits prior to the Plan Milestone Date, such Match Employee shall continue to receive long-term or short-term disability benefits under the IAC Health and Welfare Plans on and after the Plan Milestone Date in accordance with the terms of the IAC Health and Welfare Plans.

4.3                               Retention of Sponsorship and Liabilities. Following the Effective Time, IAC shall retain:

(a)                                 sponsorship of all IAC Health and Welfare Plans and any trust or other funding arrangement established or maintained with respect to such plans, including any assets held as of the Effective Time with respect to such plans; and

(b)                                 all Liabilities under the IAC Health and Welfare Plans, subject to the obligations of Match described in Section 4.1.

IAC shall not assume any Liability under any Match Health and Welfare Plan, and all such claims shall be satisfied pursuant to Section 4.2(a).

4.4                               Flexible Benefit Plan. IAC will continue to maintain on behalf of Match Employees the health care reimbursement program, the transit and parking reimbursement program and the dependent care reimbursement program of the IAC Flexible Benefit Plan (all of such accounts, “IAC Flexible Benefit Plan”) for claims incurred prior to the Plan Milestone Date on the same basis as immediately prior to the Effective Time and in accordance with the terms of the IAC Flexible Benefit Plan. Following the Effective Time, until such time as Match ceases to participate in the IAC Flexible Benefit Plan and has satisfied all of its obligations thereunder, Match shall pay to IAC the amounts claimed by Match Employees under the IAC Flexible Benefit Plan in addition to Match’s share of the administrative cost of the IAC Flexible Benefit Plan (based on IAC historical allocations), such amounts to be paid by Match on a one-month lagging basis (i.e., claims made and administrative costs incurred during a particular month shall be billed in the immediately succeeding month); provided, that Match shall remit payment to IAC no later than the fifth business day following delivery by IAC of an invoice to Match. Match Employees shall not participate in the IAC Flexible Benefit Plan on or after the Plan Milestone Date.

4.5                               Workers’ Compensation Liabilities. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by an IAC Employee, Former IAC Employee, Match Employee and Former Match Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or before the Effective Time shall be retained by IAC; provided, however, that Match promptly shall reimburse IAC for any such Liabilities relating to Match Employees or Former Match Employees borne by IAC following the Effective Time. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by an IAC Employee or Former IAC Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or after the Effective Time shall be retained by IAC. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Match Employee or Former Match Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or after the Effective Time shall be retained by Match. For purposes of this Agreement, a compensable injury shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time that an occupational disease becomes manifest, as the case may be. IAC, Match and the other Match Entities shall cooperate with respect to any notification to appropriate governmental agencies of the effective time and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

4.6                               Payroll Taxes and Reporting of Compensation. IAC and Match shall, and shall cause the other IAC Entities and the other Match Entities to, respectively, take such action as may be reasonably necessary or appropriate in order to minimize Liabilities related to payroll taxes after the Effective Time. IAC and Match shall, and shall cause the other IAC Entities and the other Match Entities to, respectively, each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the Effective Time, including compensation related to the exercise of Options.

ARTICLE V
EXECUTIVE BENEFITS AND OTHER BENEFITS

5.1                               Assumption of Obligations. Except as provided in this Agreement, effective as of the Effective Time, Match shall assume and be solely responsible for all Liabilities to or relating to Match Employees and Former Match Employees under all IAC Executive Benefit Plans and Match Executive Benefit Plans. The Parties hereto agree that none of the transactions contemplated by the Master Transaction Agreement or any of the Ancillary Agreements, including, without limitation, this Agreement, constitutes a “change in control,” “change of control” or similar term, as applicable, within the meaning of any Benefit Plan, the IAC Long-Term Incentive Plan or the Match Long-Term Incentive Plan.

5.2                               IAC Incentive Plans.

(a)                                 Match Bonus Awards. Match shall be responsible for determining all bonus awards that would otherwise be payable under the IAC Incentive Plans to Match Employees for the fiscal year in which the Effective Time occurs. Match also shall determine for Match Employees (i) the extent to which established performance criteria (as interpreted by Match, in its sole discretion) have been met, and (ii) the payment level for each Match Employee. Match shall assume all Liabilities with respect to any such bonus awards payable to Match Employees for the fiscal year in which the Effective Time occurs and thereafter.

(b)                                 IAC Bonus Awards. IAC shall retain all Liabilities with respect to any bonus awards payable under the IAC Incentive Plans to IAC Employees for the year in which the Effective Time occurs and thereafter.

5.3                               Employment Agreements. Any employment agreement between IAC and a Match Employee or Former Match Employee shall as of the Effective Time be assigned by IAC to Match and assumed by Match.

5.4                               Severance. A Match Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by the Master Transaction Agreement. Match shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any Match Employee or Former Match Employee’s employment that occurs prior to, as a result of, in connection with or following the consummation of the transactions contemplated by the Master Transaction Agreement, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes).

5.5                               Certain Equity Award Matters.

(a)                                 Match shall reimburse IAC for the cost of any IAC RSUs or IAC Options held by Match Employees or Former Match Employees that vest (in the case of IAC RSUs) or are exercised (in the case of IAC Options) on or after the Effective Time with such cost equal to the taxable income that arises from the applicable vesting or exercise event (the “IAC Award Cost”).  No later than five Business Days following invoice therefor, Match shall pay to IAC the IAC Award Cost in, at IAC’s election, either cash or in shares of Match Common Stock having a value equal to the IAC Award Cost, based on the closing price of Match Common Stock on the applicable vesting or exercise date; provided, however, that following such time as IAC ceases to own shares representing a majority of the combined voting power of the outstanding Match Capital Stock, Match shall make such payment in cash. Match shall be entitled to any compensation deduction corresponding to the IAC Award Cost.

(b)                                 With respect to any equity awards of Tinder, OkCupid or The Princeton Review (the “Subsidiary Equity Awards”) that are granted pursuant to plans outstanding as of the Effective Time and that are settled prior to such time as IAC ceases to own shares representing a majority of the combined voting power of the outstanding Match Capital Stock, IAC may require those awards to be settled in either shares of IAC Common Stock or in shares of Match Common stock. To the extent that IAC elects to settle the Subsidiary Equity Awards in shares of IAC Common Stock, Match will reimburse IAC in an amount equal to the taxable income that arises from the settlement of the Subsidiary Equity Awards (the “Subsidiary Award Cost”) by issuing to IAC additional shares of Match Common Stock having a value equal to the Subsidiary Award Cost, based on the closing price of Match Common Stock on the date of settlement. Match shall be entitled to any compensation deduction corresponding to the Subsidiary Award Cost.

(c)                                  The Compensation Committee of the IAC Board of Directors will have the exclusive authority to determine the treatment of outstanding IAC equity awards in the event of a subsequent spinoff of IAC’s retained interest in Match and Match agrees to assume any equity awards denominated in shares of IAC Common Stock that are converted into equity awards denominated in shares of Match Common Stock in connection with any such spinoff.

ARTICLE VI
GENERAL AND ADMINISTRATIVE

6.1                               Sharing of Participant Information. IAC and Match shall share, and IAC shall cause each other IAC Entity to share, and Match shall cause each other Match Entity to share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Match Benefit Plans and the IAC Benefit Plans. IAC and Match and their respective authorized agents shall, subject to applicable laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration. Until the Effective Time, all participant information shall be provided in the manner and medium applicable to Participating Companies in IAC Benefit Plans generally, and thereafter through the end of the H&W Continuation Period, all participant information shall be provided in a manner and medium as may be mutually agreed to by IAC and Match.

6.2                               Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing (including, but not limited to, securities filings (remedial or otherwise)), consent or approval with respect to or by a governmental agency or authority in any jurisdiction in the U.S. or abroad.

6.3                               No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude IAC or any other IAC Entity, at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any IAC Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any IAC Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Match or any other Match Entity, at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Match Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any Match Benefit Plan.

6.4                               Audit Rights With Respect to Information Provided.

(a)                                 Each of IAC and Match, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information required to be provided to it by the other Party under this Agreement. The Party conducting the audit (the “Auditing Party”) may adopt reasonable procedures and guidelines for conducting audits and the selection of audit representatives under this Section 6.4. The Auditing Party shall have the right to make copies of any records at its expense, subject to any restrictions imposed by applicable laws and to any confidentiality provisions set forth in the Master Transaction Agreement, which are incorporated by reference herein. The Party being audited shall provide the Auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the Party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within thirty business days after receiving such draft.

(b)                                 The Auditing Party’s audit rights under this Section 6.4 shall include the right to audit, or participate in an audit facilitated by the Party being audited, of any Subsidiaries and Affiliates of the Party being audited and to require the other Party to request any benefit providers and third parties with whom the Party being audited has a relationship, or agents of such Party, to agree to such an audit to the extent any such Persons are affected by or addressed in this Agreement (collectively, the “Non-parties”). The Party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party’s expense) to supervise any audit of a Non-party. The Auditing Party shall be responsible for supplying, at the Auditing Party’s expense, additional personnel sufficient to complete the audit in a reasonably timely manner. The responsibility of the Party being audited shall be limited to providing, at the Auditing Party’s expense, a single individual at each audited site for purposes of facilitating the audit.

6.5                               Fiduciary Matters. It is acknowledged that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

6.6                               Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Parties hereto shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require any Party to incur any non-routine or unreasonable expense or Liability or to waive any right.

ARTICLE VII
MISCELLANEOUS

7.1                               Effect If Effective Time Does Not Occur. If the Master Transaction Agreement is terminated prior to the Effective Time, then this Agreement shall terminate and all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Effective Time, or otherwise in connection with the Separation, shall not be taken or occur except to the extent specifically agreed by IAC and Match.

7.2                               Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

7.3                               Affiliates. Each of IAC and Match shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by another IAC Entity or a Match Entity, respectively.

7.4                               Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a Party may designate by notice to the other Parties):

(a)                                 if to IAC:

IAC/InterActiveCorp

555 West 18th Street

New York, NY 10011

Attention:  General Counsel
Fax:  212-632-9551

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:  Andrew J. Nussbaum, Esq.
                                                            Ante Vucic, Esq.
Fax:  212-403-2000

(b)                                 if to Match:

Match Group, Inc.8300 Douglas Avenue

Suite 800

Dallas, TX 75225

Attention:  Chief Financial Officer
Fax:  [•]

with a copy (prior to the Effective Time) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:  Andrew J. Nussbaum, Esq.
                                                            Ante Vucic, Esq.
Fax:  212-403-2000

7.5                               Incorporation of Master Transaction Agreement Provisions. The following provisions of the Master Transaction Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein mutatis mutandis (references in this Section 7.5 to an “Article” or “Section” shall mean Articles or Sections of the Master Transaction Agreement, and references in the material incorporated herein by reference shall be references to the Master Transaction Agreement):  [Article 6 (relating to Mutual Releases; Indemnification; Insurance); Article 7 (relating to Exchange of Information; Confidentiality); Article 8 (relating to Dispute Resolution); Section 9.01 (relating to Further Assurances); Article 10 (relating to Sole Discretion of IAC; Termination); and Article 11 (relating to Miscellaneous).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.

IAC/INTERACTIVE/CORP

By:
Name:
Title:

MATCH GROUP, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO EMPLOYEE MATTERS AGREEMENT]